Exhibit 3.2
ARTICLES OF AMENDMENT
OF
INTERMOUNTAIN COMMUNITY BANCORP
     Pursuant to Section 30-1-1006 of the Idaho Statutes, the undersigned corporation submits for filing the following Article of Amendment to its Amended and Restated Articles of Incorporation:
1.	The name of this Corporation is Intermountain Community Bancorp

2.	The first paragraph of Article II of the Amended and Restated Articles of Incorporation is amended to read as follows:
ARTICLE II
Authorized Shares
     The total authorized capital stock of the Corporation is Three Hundred One Million (301,000,000) shares, of which Three Hundred Million (300,000,000) shares shall be common stock, with no par value, and One Million (1,000,000) shares shall be preferred stock, with no par value.
3.	The amendment was adopted by the Directors of the Corporation on January 7, 2010, and duly approved by the corporation’s shareholders on February 25, 2010, in the manner required by Section 30-1-1003 of the Idaho Business Corporation Act and the corporation’s articles of incorporation.

INTERMOUNTAIN COMMUNITY BANCORP, an Idaho Corporation
By:	/s/ Curt Hecker
Curt Hecker
President & Chief Executive Officer

Filed with the Idaho Secretary of State February 25, 2010

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